Exhibit 99.1

Ocuphire Announces Closing of $15 Million Registered Direct Offering Priced At-the-Market

Capital Raise Expected to Extend Runway Through Late 2022 and Allow Additional Milestones for a Potential NDA Filing for Nyxol in Reversal of Mydriasis

FARMINGTON HILLS, Mich., June 8, 2021 -- Ocuphire Pharma, Inc. (Nasdaq: OCUP), a clinical-stage ophthalmic biopharmaceutical company focused on development and commercialization of therapies for the treatment of several eye disorders, announced today the closing of its previously announced registered direct offering of 3,076,923 shares of the Company’s common stock (the “Shares”) and warrants to purchase 1,538,461 shares of the Company’s common stock (the “Warrants”, and together with the Shares, the “Securities”) at a combined purchase price of $4.875 per one Share and 0.5 Warrant in an offering priced at-the-market under Nasdaq rules. The Warrants have an exercise price of $6.09 per share, will be exercisable on issuance date, and will expire five years following the issuance date. Gross proceeds from the offering were approximately $15 million, before deducting placement agent fees and other offering expenses payable by the Company.

Lincoln Park Capital Fund, LLC was the lead investor in the offering. Additional investors participating in the offering included Ayrton Capital, District 2 Capital Fund LP, Altium Capital, and other new and existing institutional healthcare investors.

A.G.P./Alliance Global Partners acted as sole placement agent for the offering.

The Company intends to use the net proceeds from the offering to cover clinical (2nd Phase 3 trial and pediatric trial), manufacturing (including commercial batches) and regulatory costs associated with the submission of a New Drug Application for Nyxol® for the reversal of pharmacologically-induced mydriasis, as well as for working capital and general corporate purposes. The Company expects that this offering combined with cash on hand will fund operations until late 2022.

This offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-252715) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A final prospectus supplement describing the terms of the proposed offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocuphire Pharma

Ocuphire is a publicly traded (NASDAQ: OCUP), clinical-stage ophthalmic biopharmaceutical company focused on developing and commercializing therapies for the treatment of several eye disorders. Ocuphire’s pipeline currently includes two small-molecule product candidates targeting front and back of the eye indications. The company’s lead product candidate, Nyxol® (0.75% phentolamine ophthalmic solution) Eye Drops, is a once-daily preservative-free eye drop formulation of phentolamine mesylate, a non-selective alpha-1 and alpha-2 adrenergic antagonist designed to reduce pupil size, and is being developed for several indications, including dim light or night vision disturbances (“NVD”), reversal of pharmacologically-induced mydriasis (“RM”), and presbyopia, and has been studied in 8 clinical trials including the recently completed Phase 3 trial in RM. Ocuphire reported positive topline data in March 2021 for MIRA-2, a Phase 3 FDA registration study for treatment of RM. Nyxol is also currently in Phase 3 clinical development for NVD and in Phase 2 for presbyopia. Ocuphire’s second product candidate, APX3330, is an oral tablet designed to inhibit angiogenesis and inflammation pathways relevant to retinal and choroidal vascular diseases, such as diabetic retinopathy (“DR”) and diabetic macular edema (“DME”) and has been studied in 11 Phase 1 and 2 trials. APX3330 is currently enrolling subjects in a Phase 2 clinical trial in subjects with DR/DME. As part of its strategy, Ocuphire will continue to explore opportunities to acquire additional ophthalmic assets and to seek strategic partners for late-stage development, regulatory preparation, and commercialization of drugs in key global markets. Please visit www.clinicaltrials.gov to learn more about Ocuphire’s completed Phase 2 trials, recently completed Phase 3 registration trial (NCT04620213), ongoing Phase 3 registration trial (NCT04638660), Phase 2 trial in presbyopia (NCT04675151), and Phase 2 trial in DR/DME (NCT04692688). For more information, please visit www.ocuphire.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the use of proceeds from the offering, Ocuphire’s product candidates, results of ongoing and future clinical trials, and commercialization and market opportunities. These forward-looking statements are based upon Ocuphire’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: (i) the success and timing of regulatory submissions and pre-clinical and clinical trials, including enrollment and data readouts; (ii) regulatory requirements or developments; (iii) changes to clinical trial designs and regulatory pathways; (iv) changes in capital resource requirements; (v) risks related to the inability of Ocuphire to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; (vi) legislative, regulatory, political and economic developments, (vii) changes in market opportunities, (viii) the effects of COVID-19 on clinical programs and business operations, (ix) the success and timing of commercialization of any of Ocuphire’s product candidates and (x) the maintenance of Ocuphire’s intellectual property rights. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors detailed in documents that have been and may be filed by Ocuphire from time to time with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ocuphire undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Ocuphire Contacts

Mina Sooch, President and CEO
Ocuphire Pharma, Inc.
ir@ocuphire.com
www.ocuphire.com

Corey Davis, Ph.D.
LifeSci Advisors
cdavis@lifesciadvisors.com